EXHIBIT 23.1.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
HCIA Inc.:

     We consent to the use of our report dated June 17, 1993 on the financial statements of Datis Corporation as of March 31, 1993 and for the year then ended, incorporated by reference in the prospectus, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG PEAT MARWICK LLP

/s/ KPMG PEAT MARWICK LLP


San Jose, California
August 13, 1996